CAFEPRESS INC.
2012 AMENDED AND RESTATED STOCK INCENTIVE PLAN
NOTICE OF RESTRICTED STOCK UNIT AWARD
You have been granted the following Restricted Stock Units (“RSUs”) which are equal to an equivalent number of Shares of Common Stock of CafePress Inc. (the “Company”) under the Company’s 2012 Amended and Restated Stock Incentive Plan (the “Plan”):

Name of Recipient:	[Name of Recipient]
Grant Date:	March 10, 2017
Total Number of RSUs Granted:	[Total RSUs]
Fair Market Value per RSU	$[Value Per RSU]
Total Fair Market Value Of Award:	$[Total Value]
Vesting Commencement Date:	March 10, 2017

CAFEPRESS INC.
NOTICE OF RESTRICTED STOCK UNIT AWARD

Vesting Schedule:
The RSUs vest quarterly in equal installments of 1/16th over four years beginning on the Vesting Commencement Date, when the individual completes each full quarter of continuous service thereafter. For avoidance of doubt, quarterly vesting shall occur on March 31, June 30, September 30, and December 31 of 2017, 2018, 2019, and 2020, respectively.
To the extent vested, the RSUs will settle quarterly in arrears.
If (a) the unvested RSUs are not assumed or otherwise cashed out by an acquirer in a Change in Control, then 50% of the remaining unvested RSUs will accelerate immediately prior to the Closing of the Change in Control, and (b) the individual is terminated without Cause or Constructively Terminated on or within twelve (12) months following a Change in Control of the Company, then 50% of the remaining unvested RSUs will accelerate immediately upon such termination (provided, however that (a) and (b) shall be mutually exclusive and the individual shall be only entitled to the benefit of either (a) or (b), whichever is greater). All terms shall be as defined in the individual’s Change in Control Agreement in the Company’s standard form.
“Cause” means (i) conviction of any felony, or any misdemeanor where imprisonment is imposed; (ii) the commission of any act of fraud, embezzlement or dishonesty with respect to the Company; (iii) any unauthorized use or disclosure of confidential information or trade secrets of the Company; (iv) willful misconduct or gross negligence in performance of the Recipient’s duties, including the Recipient’s refusal to comply in any material respect with the legal directives of the Company’s Board of Directors so long as such directives are not inconsistent with the Recipient’s position and duties, and such refusal to comply is not remedied within thirty (30) days after written notice from the Board of Directors, which notice shall state that failure to remedy such conduct may result in termination for Cause; or (v) repeated unexcused absence from the Company.

CAFEPRESS INC.
NOTICE OF RESTRICTED STOCK UNIT AWARD

“Constructively Terminated” means the Recipient’s voluntary resignation within sixty (60) days following (i) a change in the Recipient’s position which materially reduces the Recipient’s duties or level of responsibility, (ii) a material reduction in the Recipient’s base salary, other than in connection with a general decrease in compensation affecting officers of the Company or a successor corporation; or (iii) a change in the Recipient's place of employment which is more than 50 miles from the Recipient's current place of employment, provided, that, such change or reduction (1) is effected without the Recipient's written concurrence and (2) is not rendered within thirty (30) working days after the Recipient provides written notice thereof to the Company within sixty (60) days after the occurrence of such change or reduction and which shall specifically reference a proposed constructive termination pursuant to this provision

By your signature and the signature of the Company’s representative below, you and the Company agree that these RSUs are granted under and governed by the term and conditions of the Plan and the Restricted Stock Unit Agreement (the “Agreement”), both of which are attached to and made a part of this document.
By signing this document you further agree that the Company may deliver by e-mail all documents relating to the Plan or this Award (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by e-mail.
[NAME OF RECIPIENT]            CAFEPRESS INC.

____________________________        By:__________________________________

Title:_________________________________

CAFEPRESS INC.
NOTICE OF RESTRICTED STOCK UNIT AWARD

CAFEPRESS INC.
2012 AMENDED AND RESTATED STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

Payment For Shares	No cash payment is required for the RSUs you receive. You are receiving the RSUs in consideration for Services rendered by you.

Vesting	The RSUs that you are receiving will vest in installments, as shown in the Notice of Restricted Stock Unit Award.

No additional RSUs vest after your Service as an Employee has terminated for any reason.

RSUs are Restricted	You may not sell, transfer, assign, pledge or otherwise dispose of the RSUs.

Forfeiture
If your Service terminates for any reason, then your RSUs will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of termination. This means that the RSUs will immediately revert to the Company. You receive no payment for RSUs that are forfeited. The Company determines when your Service terminates for this purpose and all purposes under the Plan and its determinations are conclusive and binding on all persons.

Leaves Of Absence
For purposes of this Award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Restricted Stock Unit Award may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Restricted Stock Unit Award may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Stockholder Rights
During the period of time between the date of grant and the date the RSUs become vested, you shall not have any of the rights of a stockholder of the Company. Accordingly, you shall not have the right to vote the RSUs or to receive any cash dividends paid with respect to the RSUs.

CAFEPRESS INC.
RESTRICTED STOCK UNIT AGREEMENT

Withholding Taxes
If the RSUs are settled in Shares of Common Stock of the Company, no Shares will be transferred to you unless you have made arrangements acceptable to the Company to pay withholding taxes that may be due as a result of this Award or the vesting of the RSUs. These arrangements, at the sole discretion of the Company, may include (a) having the Company withhold taxes from the proceeds of the sale of the Shares transferred to you in settlement of the Award, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization), (b) having the Company withhold Shares that otherwise would be transferred to you in settlement of the Award to you when they vest having a Fair Market Value equal to the amount necessary to satisfy the minimum statutory withholding amount, or (c) any other arrangement approved by the Company. The Fair Market Value of any Shares withheld, determined as of the date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes. You also authorize the Company, or your actual employer, to satisfy all withholding obligations of the Company or your actual employer with respect to this Award from your wages or other cash compensation payable to you by the Company or your actual employer.

Restrictions On Resale
You agree not to sell any Shares transferred to you in settlement of the Award at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

No Retention Rights
Neither your Award nor this Agreement gives you the right to be employed or retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Adjustments
In the event of a stock split, a stock dividend or a similar change in Company Shares, or a merger or a reorganization of the Company, the forfeiture provisions described above will apply to all new, substitute or additional securities or other assets to which you are entitled by reason of the Award of RSUs.

Successors and Assigns
Except as otherwise provided in the Plan or this Agreement, every term of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

Notice
Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earliest of personal delivery, receipt or the third full day following mailing with postage and fees prepaid, addressed to the other party hereto at the address last known in the Company’s records or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

CAFEPRESS INC.
RESTRICTED STOCK UNIT AGREEMENT

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

The Plan and Other Agreements
The text of the Plan is incorporated in this Agreement by reference. All capitalized terms in this Agreement shall have the meanings assigned to them in the Plan. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded. This Agreement may be amended by the Committee without your consent; however, if any such amendment would materially impair your rights or obligations under the Agreement, this Agreement may be amended only by another written agreement, signed by you and the Company.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT,
YOU AGREE TO ALL OF THE TERMS AND CONDITIONS
DESCRIBED ABOVE AND IN THE PLAN.

CAFEPRESS INC.
RESTRICTED STOCK UNIT AGREEMENT